                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )(*)

                           MASSACHUSETTS FINCORP, INC
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   57564R-10-8
            --------------------------------------------------------
                                 (CUSIP Number)

                                 August 14, 2001
            --------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

         (*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO.  57564R-10-8                  13G               PAGE  2  Of 10 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Spence Limited, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Georgia


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                          [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%


12   TYPE OF REPORTING PERSON

     PN

 CUSIP NO.  57564R-10-8                 13G                 PAGE 3  Of 10 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Financial Junk, L.L.C.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Georgia


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                          [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%


12   TYPE OF REPORTING PERSON

     OO

     CUSIP NO.  57564R-10-8                13G              PAGE 4  Of 10  PAGES

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John W. Spence


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                          [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%


12   TYPE OF REPORTING PERSON

     IN

     CUSIP NO.  57564R-10-8             13G                 PAGE 5  Of 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gerald J. Bruner


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                          [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%


12   TYPE OF REPORTING PERSON

     IN

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------


                        SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934

                       ----------------------------------



Item 1.     (a).    Name of Issuer: MASSACHUSETTS FINCORP, INC.



            (b).    Address of Issuer's Principal Executive Offices:

                    1442 Dorchester Avenue
                    Boston, Massachusetts 02122


Item 2.     (a).    Name of Person Filing:


            This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): Spence Limited, L.P., Financial Junk, L.L.C., Gerald J. Bruner and Mr. John W. Spence (who are collectively referred to herein as the "Filing Persons"). Spence Limited, L.P. is a Georgia limited partnership formed for the purpose of investing in, among other things, the equity securities of various financial services providers. Until July 1, 2001, Spence Limited, L.P. was a Tennessee limited partnership. Its reorganization as a Georgia limited partnership became effective on July 1, 2001. Until July 1, 2001, Mr. John W. Spence served as sole general partner of Spence Limited, L.P. Effective July 1, 2001, Spence Limited, L.P.'s sole general partner is Financial Junk, L.L.C., a Georgia limited liability company owned by Mr. John W. Spence. Mr. Gerald J. Bruner is the manager of Financial Junk, L.L.C. and Mr. John W. Spence is the investment manager for Spence Limited, L.P. The Filing Persons have entered into a Joint Filing Agreement, dated August 27, 2001, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Filing Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1)under the Act. The Filing Persons expressly disclaim that they have agreed to act as a group.




                             Page 6 of 10 Pages

Item 2.     (b).   Address of Principal Business Office:

                   With the exception of John W. Spence, the Filing Persons all maintain the same principal business office at 115 West Liberty Street, Blakely, Georgia
                   The principal business office of Mr. John W. Spence is 4712 Clendenin Road
                   Nashville, Tennessee 37220-1004

            (c). Citizenship: Georgia for Spence Limited, L.P. and Financial Junk, L.L.C. Mr. John W. Spence, who owns Financial Junk, L.L.C., is a citizen of the U.S.A. Mr. Gerald J. Bruner, the manager of Financial Junk, L.L.C., is a citizen of the U.S.A.



            (d).   Title of Class of Securities: Common Stock



            (e).   CUSIP Number: 57564R-10-8



Item 3. If this statement is filed pursuant to secs. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)
                   (b)     [ ] Bank as defined in section 3(a)(6) of the Act
                               (15 U.S.C. 78c)
                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
                   (d)     [ ] Investment company registered under section 8
                           of the Investment Company Act (15 U.S.C. 80a-8)
                   (e) [ ] An investment advisor in accordance with sec.240.13d-1(b)(1)(ii)(E)
                   (f)     [ ] An employee benefit plan or endowment fund in
                           accordance with sec.240.13d-1(b)(ii)(F)
                   (g)     [ ] A parent holding company or control person in
                           accordance with sec.240.13d-1(b)(ii)(G)
                   (h)     [ ] A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act
                               (12 U.S.C. 1813);
                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
                   (j)     [ ] Group, in accordance with sec.240.13d-1(b)(ii)(J)

      If this statement is filed pursuant to sec.240.13d-1(c), check this box
[x].

Item 4.            Ownership.

           (a).    Amount Beneficially Owned

                   No shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by each of Spence Limited, L.P., Financial Junk, L.L.C., Mr. Gerald J. Bruner and Mr. John W. Spence. John W. Spence expressly disclaims direct and beneficial ownership of the shares reported as deemed to be beneficially owned by him.

           (b).    Percent of Class:

                   0%









                               Page 7 of 10 Pages

Item 4    (c).    Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote       0

                  (ii)   shared power to vote or to direct the vote     0

                  (iii)  sole power to dispose or to direct the         0
                         disposition of

                  (iv)   shared power to dispose or to direct the       0
                         disposition of

Item 5.           Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]. Spence Limited, L.P., Financial Junk, L.L.C., Mr. Gerald J.
         Bruner and Mr. John W. Spence are filing this Schedule 13G amendment to report that they no longer own any shares of Massachusetts Fincorp, Inc.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                                 Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                                 Not Applicable

Item 8.           Identification and Classification of Members of the Group:


                                 Not Applicable

Item 9.           Notice of Dissolution of Group:  Not Applicable








                               Page 8 of 10 Pages

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


                  Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   SPENCE LIMITED, L.P.
                                   By its General Partner
                                         Financial Junk, L.L.C.
                                   By:  /s/ Gerald J. Bruner
                                      ---------------------------------------
                                         Its: Manager


                                         Financial Junk, L.L.C.
                                   By:  /s/ Gerald J. Bruner
                                      ---------------------------------------
                                         Its: Manager

                                   By:  /s/ John W. Spence
                                      ---------------------------------------
                                         Its: Investment Manager

Dated: August 27, 2001
                                        /s/ John W. Spence
                                      ---------------------------------------
                                        Name: John W. Spence







                               Page 9 of 10 Pages

                                                                 Exhibit A
                                                                 ---------


                    AGREEMENT REGARDING THE JOINT FILING OF
                                 SCHEDULE 13G

                             ----------------------

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii)  Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: August 27, 2001             SPENCE LIMITED, L.P.
                                   By its General Partner
                                         Financial Junk, L.L.C.
                                   By:  /s/ Gerald J. Bruner
                                      ---------------------------------------
                                         Its: Manager


                                         Financial Junk, L.L.C.
                                   By:  /s/ Gerald J. Bruner
                                      ---------------------------------------
                                         Its: Manager

                                   By:  /s/ John W. Spence
                                      ---------------------------------------
                                         Its: Investment Manager

                                        /s/ John W. Spence
                                      ---------------------------------------
                                        Name: John W. Spence







                              Page 10 of 10 Pages




Massachusetts Fincorp schedule13g.wpd
August 29, 2001 (8:48am)cr